Exhibit 10.15

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of January 1, 2009 (the “Effective Date”), by and among TORCH ENERGY ADVISORS INCORPORATED, a Delaware corporation (“TEAI”); RESACA EXPLOITATION, INC., a Texas corporation (formerly known as RESACA EXPLOITATION, LP, a Delaware limited partnership) (the “Employer”); and DENNIS HAMMOND, an individual resident of the State of Texas (the “Executive”).  The Employer and the Executive are each a “party” and are together “parties” to this Agreement.  TEAI joins in this Agreement for the purposes of Section .

RECITALS

WHEREAS, the Employer, TEAI and the Executive are parties to that certain Employment Agreement, dated August 1, 2007 (the “Original Employment Agreement”), pursuant to which the Executive accepted co-employment with TEAI and the Employer; and

WHEREAS, the Employer, TEAI and the Executive desire to amend and restate the Original Employment Agreement to reflect the Employer as the sole employer of the Executive, all upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the employment compensation to be paid to the Executive and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

Section 1.                                          Definitions.  For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

“Affiliate” means any person or entity that, directly or indirectly, controls or is controlled by or is under common control with the person in question, including without limitation, in the case of the Executive, any partnership, group, joint venture, corporation, association or other entity involving such Executive or any family member of such Executive.

“Agreement” refers to this Amended and Restated Employment Agreement, including any exhibits attached hereto, as amended from time to time.

“Basic Compensation” means Salary and Benefits.

“Benefits” is defined in Section 3.1(b).

“Board of Directors” refers to the Board of Directors of the Employer.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Employer.

“Confidential Information” means any and all:

(a)                                  trade secrets (as defined herein) concerning the business and affairs of any member of the Employer Group, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret;

(b)                                 information concerning the business and affairs of any member of the Employer Group (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and

(c)                                  notes, analysis, compilations, studies, summaries, and other material prepared by or for any member of the Employer Group containing or based, in whole or in part, on any information included in the foregoing.

“Disability” is defined in Section 6.2.

“Effective Date” is the date stated in the first paragraph of this Agreement.

“Employee Invention” shall mean any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived or developed by the Executive, either solely or in conjunction with others, during the Employment Period (i) while performing his duties for any member of the Employer Group and/or (ii) by utilizing the Employer’s office space, equipment, supplies or facilities and which relates to or has applications in the business of any member of the Employer Group or any such item created by the Executive, either solely or in conjunction with others, following termination of the Executive’s employment with the Employer, that is based upon or uses Confidential Information.

“Employer” is defined in the first paragraph of this Agreement.

“Employer Group” means the Employer and all subsidiaries and Affiliates of Employer [and TEAI].

“Employment Period” is the Term of the Executive’s employment under this Agreement.

“Executive” is defined in the first paragraph of this Agreement.

“for cause” is defined in Section 6.3.

“Incentive Compensation” is defined in Section 3.2(b).

“Options” is defined in Section 3.2(a).

“Original Employment Agreement” is defined in the Recitals to this Agreement.

“person” is any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

“Post-Employment Period” is defined in Section 8.2.

“Proprietary Items” is defined in Section 7.2(a)(iv).

“Restricted Shares” is defined in Section 3.2(a).

“Salary” is defined in Section 3.1(a).

“TEAI” is defined in the first paragraph of this Agreement.

“Term” is defined in Section 2.2.

“trade secrets” shall mean the whole or any part of any scientific or technical information, design, process, procedure, formula, or improvement that has value and that the owner has taken measures to prevent from becoming available to persons other than those selected by the owner to have access for limited purposes.

Section 2.                                          Employment Terms and Duties.

2.1                                 Employment.  The Employer hereby employ the Executive, and the Executive hereby accepts employment with the Employer, upon the terms and conditions set forth in this Agreement.

2.2                                 Employment Period.  Subject to the provisions of Section 6, the term of the Executive’s employment under this Agreement will commence upon the Effective Date and end on [the third year anniversary of the Effective Date], unless otherwise terminated in accordance with the terms hereof (the “Term”).  [Note: Should the Term end on November 1, 2010 instead (i.e., the prior termination date)?]

2.3                                 Duties.          The Executive will have such duties as are assigned or delegated to the Executive by the Board of Directors or the Chief Executive Officer of the Employer, and will initially serve as the President and Chief Operating Officer of the Employer.  The Executive will devote reasonable business time, attention, skill, and energy to the businesses of the Employer, will use his best efforts to promote the success of the Employer’s businesses, and will cooperate fully with the Board of Directors and the Chief Executive Officers of the Employer in the advancement of the best interests of the Employer.  Nothing in this Section 2.3, however, will prevent the Executive from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with the Executive’s duties under this Agreement, including but not limited to lectures and presentations.  The Executive may retain any compensation from such additional activities.  If the Executive is elected as a director of the Employer or as a director or officer of any Affiliate of the Employer, the Executive will fulfill his duties as such director or officer without additional compensation.

Section 3.                                          Compensation.

3.1                                 Basic Compensation.

(a)                                  Salary.  During the Employment Period, the Executive will be paid an annual salary of $250,000 (the “Salary”), which will be payable to the Executive in equal periodic installments according to the Employer’s customary payroll practices, but no less frequently than semi-monthly.

(b)                                 Benefits. The Executive will, during the Employment Period, be permitted to participate in such pension, profit sharing, life insurance, hospitalization, major medical, dental and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans, including but not limited to participation in the Employer’s 401(k) plan, [which, as of the Effective Date, provides for (i) a six-year graded vesting schedule and (ii) an employer matching contribution made by the Employer of up to three percent (3%) of a participant’s compensation,] and as may change from time to time (collectively, the “Benefits”).  [Note: Will benefits be the same as TEAI?]

3.2                                 Incentive Compensation.

(a)                                  Option Grants and Restricted Stock Awards.  On July 17, 2008, the Executive was granted stock options to purchase 1,383,881 shares of Common Stock at an exercise price of £1.30 per share (the “Options”).  On July 17, 2008, the Executive was awarded 922,587 shares of restricted Common Stock (the “Restricted Shares”)  The Options were granted and the Restricted Shares were awarded to the Executive pursuant to the terms and conditions of the Resaca Exploitation, Inc. 2008 Stock Incentive Plan.  The Executive shall be entitled to participate in the stock option, stock awards or stock appreciation rights plans of the Employer in effect from time to time, and shall be eligible to receive grants thereunder upon the terms and conditions established solely by the Board of Directors.

(b)                                 Other Incentive Compensation.  The Executive shall be eligible to receive additional compensation (“Incentive Compensation”) as determined by the Board of Directors in its sole discretion.

Section 4.                                          Facilities and Expenses.  The Employer will furnish the Executive office space, equipment, supplies, and such other facilities and personnel as the Employer deems necessary or appropriate for the performance of the Executive’s duties under this Agreement.  The Employer will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive at the request of, or on behalf of, the Employer in the performance of the Executive’s duties pursuant to this Agreement, and in accordance with the Employer’s employment policies, including reasonable expenses incurred by the Executive in attending business meetings, in appropriate business entertainment activities, and for promotional expenses.  The Executive must file expense reports with respect to such expenses in accordance with the Employer’s policies then in effect.

Section 5.                                          Vacations and Holidays; Car Allowance.

5.1                                 Vacations and Holidays.  The Executive will be entitled to four (4) weeks paid vacation during each year of the Employment Period in accordance with the vacation policies of the Employer in effect for its employees from time to time.  The Executive may not use more than ten (10) consecutive business days of vacation at any one time without the prior written consent of the Board of Directors or the Chief Executive Officer of the Employer.  The Executive will also be entitled to the paid holidays (eleven (11) paid holidays per year) and other paid leave set forth in the Employer’s policies.

5.2                                 Transportation Allowance.  The Employer shall reimburse the Executive (following the submission of appropriate expense reports in accordance with the Employer’s policies then in effect) for automobile mileage incurred by the Executive in the performance of his duties hereunder up to a monthly amount of $113.00.

5.3                                 Fitness Program.  The Employer will pay 100% of the Executive’s initiation fee and 50% of the Executive’s monthly dues for membership to the Downtown Club.

Section 6.                                          Termination.

6.1                                 Events of Termination.                       The Employment Period, the Executive’s Basic Compensation, Incentive Compensation and any and all other rights of the Executive under this Agreement or otherwise as an employee of the Employer will terminate (except as otherwise provided in this Section 6):

(a)                                  upon the death of the Executive;

(b)                                 upon the Disability of the Executive (as defined in Section 6.2), immediately upon notice from either party to the other;

(c)                                  for cause (as defined in Section 6.3), immediately upon notice from the Employer to the Executive, or at such later time as such notice may specify;

(d)                                 upon the voluntary retirement from or voluntary termination of employment by the Executive; or

(e)                                  upon termination by the Employer for any reason other than those set forth in Section 6.1(a) through 6.1(d) above.

6.2                                 Definition of Disability.  For purposes hereof, the term “Disability” shall have the same meaning as the term “total and permanent disability” is defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

6.3                                 Definition of “For Cause”.  For purposes of Section 6.1, the phrase “for cause” means: (a) the Executive’s continued and unreasonable failure to perform his obligations under this Agreement; (b) the Executive’s failure to adhere to any written policy of the Employer; (c) the appropriation (or attempted appropriation) of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer; (d) the misappropriation (or attempted misappropriation) of any of the Employer’s funds or property; (e) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a punishment; or (f) the conviction of the Executive by a court of competent jurisdiction of a crime involving moral turpitude.

6.4                                 Termination Pay.  Effective upon the termination of this Agreement, the Employer will be obligated to pay the Executive (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 6.4, and in lieu of all other amounts and in settlement and complete release of all claims the Executive may have against the Employer, TEAI and their Affiliates.  For purposes of this Section 6.4, the Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Employer from time to time or, if the Executive fails to give notice to of such a beneficiary, the Executive’s estate.  Notwithstanding the preceding sentence, the Employer will not have a duty, in any circumstances, to attempt to open an estate on behalf of the Executive, to determine whether any beneficiary designated by the Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive’s personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(a)                                  Termination by the Employer for Cause or Voluntarily by the Executive. If the Employer terminates this Agreement for cause, or if the Executive voluntarily terminates his employment for any reason, the Executive will be entitled to receive his Salary through the date such termination is effective, but will not be entitled to any additional compensation, including any Incentive Compensation for the year during which such termination occurs or any subsequent year of the Employment Period, and any Options or other Incentive Compensation that are not vested in full shall terminate immediately.

(b)                                 Termination upon Disability.  If this Agreement is terminated by a party as a result of the Executive’s Disability, as determined under Section 6.2, the Employer will pay the Executive his Salary through the remainder of the calendar month during which such termination is effective and Executive will not be entitled to any additional compensation, including any Incentive Compensation for the year during which such termination occurs or any subsequent year of the Employment Period.

(c)                                  Termination upon Death.  If this Agreement is terminated because of the Executive’s death, the Executive’s estate will be entitled to receive his Salary through the end of the calendar month in which his death occurs and Executive’s estate will not be entitled to any additional compensation, including any Incentive Compensation for the year during which such termination occurs or any subsequent year of the Employment Period.

(d)                                 Other Termination.  If this Agreement is terminated by the Employer for any reason other than pursuant to Sections 6.1(a), 6.1(b), or 6.1(c), above, the Employer will pay the Executive his Salary for the remaining amount of the Term in the same form and timing as under the Employer’s regular payroll practices; provided, however, that if the payment of any compensation or benefit hereunder would be subject to additional taxes and interest under Code Section 409A because the timing of such payment is not delayed as provided in Code Section 409A for a “specified employee”, then if the Executive is a “specified employee” (within the meaning of Code Section 409A), any such payment that the Executive would otherwise be entitled to receive during the first six (6) months following the date of termination shall be accumulated and paid or provided, as applicable, within ten (10) days after the date that is six (6) months following the date of termination, or such earlier date upon which such amount can be paid or provided under Code Section 409A without being subject to such additional taxes and interest.

(e)                                  Benefits.  The Executive’s accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of this Agreement, and the Executive will be entitled to accrued Benefits pursuant to such plans only as provided in such plans.  The Executive will not receive, as part of his termination pay pursuant to this Section 6, any payment or other compensation for any vacation, holiday, sick leave, or other leave unused on the date the notice of termination is given under this Agreement.

Section 7.                                          Non-Disclosure Covenant; Employee Inventions.

7.1                                 Acknowledgments by the Executive.  The Executive acknowledges that (a) during the Employment Period and as a part of his employment, the Employer will give the Executive access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer, other members of the Employer Group and their respective businesses; (c) because the Executive possesses substantial technical expertise and skill with respect to the Employer’s business, the Employer desires to obtain exclusive ownership of each Employee Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; and (d) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Employee Inventions.

7.2                                 Agreement of the Executive.  In consideration of the Confidential Information, compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive covenants as follows:

(a)                                  Confidentiality.

(i)                                     During and following the Employment Period, the Executive will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

(ii)                                  Any trade secrets of each member of the Employer Group will be entitled to all of the protections and benefits under any applicable law.  If any information that a member of the Employer Group deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement.  The Executive hereby waives any requirement that any member of the Employer Group submit proof of the economic value of any trade secret or post a bond or other security.

(iii)                               None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive.

(iv)                              The Executive will not remove from the Employer’s premises (except to the extent such removal is for purposes of the performance of the

Executive’s duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form, of the Employer or any other member of the Employer Group (collectively, the “Proprietary Items”).  The Executive recognizes that, as between the Employer and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Employer and the other members of the Employer Group.  Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Executive will return to the Employer all of the Proprietary Items in the Executive’s possession or subject to the Executive’s control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

(b)                                 Employee Inventions.  Each Employee Invention will belong exclusively to the Employer.  The Executive acknowledges that all of the Executive’s writing, works of authorship, and other Employee Inventions are works made for hire and the property of the Employer, including any copyrights, patents, or other intellectual property rights pertaining thereto.  If it is determined that any such works are not works made for hire, the Executive hereby assigns to the Employer all of the Executive’s right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Employee Inventions.  The Executive covenants that he will promptly:

(i)                                     disclose to the Employer in writing any Employee Invention;

(ii)                                  assign to the Employer or to a party designated by the Employer, at the Employer’s request and without additional compensation, all of the Executive’s right to any Employee Invention for the United States and all foreign jurisdictions;

(iii)                               execute and deliver to the Employer such applications, assignments, and other documents as the Employer may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

(iv)                              sign all other papers necessary to carry out the above obligations; and

(v)                                 give testimony and render any other assistance in support of the Employer’s rights to any Employee Invention.

7.3                                 Disputes or Controversies.  The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

Section 8.                                          Non-Interference and Non-Disparagement.

8.1                                 Acknowledgments by the Executive.  The Executive acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary and intellectual character; (b) the Employer’s business is international in scope and its services and products are designated to be marketed throughout the world; (c) the Employer competes with other businesses that are or could be located in any part of the United States or the world; (d)  the provisions of this Section 8 are reasonable and necessary to protect the Employer’s business; and (e) in connection with the fulfillment of his duties hereunder and as an employee of the Employer, the Employer will provide the Executive with Confidential Information necessitating the execution of the covenants contained in this Section 8.

8.2                                 Covenants of the Executive.  In consideration of the acknowledgments by the Executive, and in consideration of the compensation, benefits and Confidential Information to be paid or provided to the Executive by the Employer, the Executive covenants that he will not, directly or indirectly:

(a)                                  whether for the Executive’s own account or the account of any other person (i) at any time during the Employment Period and the Post-Employment Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee (or was an employee within two (2) years of the date in question) of the Employer or any member of the Employer Group at any time during the Employment Period or in any manner induce or attempt to induce any employee of the Employer or any member of the Employer Group to terminate his or her employment with the Employer or member of the Employer Group; or (ii) at any time during the Employment Period and the Post-Employment Period, interfere with the Employer’s or a member of the Employer Group’s relationship with any person, including any person who at any time during the Employment Period was an employee, contractor, supplier, or customer of the Employer or member of the Employer Group; or

(b)                                 at any time during or after the Employment Period, disparage the Employer, other members of the Employer Group or any of their shareholders, partners, directors, officers, managers, members, employees, or agents.

For purposes of this Section 8.2, the term “Post-Employment Period” means the greater of (i) the one (1) year period beginning on the date of termination or expiration of the Executive’s employment with the Employer or the termination or expiration of this Agreement or (ii) the time period while the Executive is receiving severance payments from the Employer pursuant to Section 6.4(d).

If any covenant in this Section 8.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.  The period of time applicable to any covenant in this Section 8.2 will be extended by the duration of any violation by the Executive of such covenant.

The Executive will, while the covenant under this Section 8.2 is in effect, give notice to the Employer, within ten (10) days after accepting any other employment, of the identity of the Executive’s employer.  The Employer may notify such employer that the Executive is bound by this Agreement and, at the Employer’s election, furnish such employer with a copy of this Agreement or relevant portions thereof.

Section 9.                                          General Provisions.

9.1                                 Injunctive Relief and Additional Remedy.  The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 7 and 8) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief.

9.2                                 Covenants of Sections 7 and 8 are Essential and Independent Covenants.  The covenants by the Executive in Sections 7 and 8 are essential elements of this Agreement, and without the Executive’s agreement to comply with such covenants, the Employer would not have entered into this Agreement or employed the Executive.  The Employer and the Executive have independently consulted with their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

If the Executive’s employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Sections 7 and 8.

9.3                                 Representations and Warranties by the Executive.  The Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction or order of any court, arbitrator or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

9.4                                 Obligations Contingent on Performance.  The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive’s performance of the Executive’s obligations hereunder.

9.5                                 Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

9.6                                 Binding Effect; Delegation, Assignment or Transfer of Duties Prohibited; Assignment.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred.  The duties and covenants of the Executive under this Agreement, being personal, may not be delegated, assigned or transferred.  No party shall assign this Agreement or its or his rights and duties hereunder, or any interest herein, without the prior written consent of the other parties; provided, however, this Agreement may be transferred by operation of law to any successor in interest to the Employer.

9.7                                 Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt); (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested and signed for by the party required to receive notice; or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Employer:

Resaca Exploitation, Inc.
1331 Lamar, Suite 1450
Houston Texas 77010
Attention:	General Counsel
Telephone:	(713) 753-1204
Telefax:	(713) 655-1711

with a copy (which shall not constitute notice) to:

Haynes and Boone, LLP
One Houston Center
1221 McKinney, Suite 2100
Houston, Texas 77010
Attention:	Bryce D. Linsenmayer, Esq.
Telephone:	(713) 547-2007
Telefax:	(713) 236-5540

If to the Executive:

                                                                                                 Dennis Hammond

                                                                                                 11906 Kimberley

                                                                                                 Houston, Texas 77024

                                                                                                 Telephone:                         (713) 468-4102

                                                                                                 Telefax:                                            (713) 468-1582

9.8                                 Entire Agreement; Amendments.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.  This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

9.9                               Governing Law.  This Agreement will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

9.10                           Arbitration.  In the event that there shall be any dispute arising out of or in any way relating to this Agreement, the contemplated transactions, any document referred to or incorporated herein by reference or centrally related to the subject matter hereof, or the subject matter of any of the same, the parties covenant and agree as follows:

(a)                                  The parties shall first use their reasonable best efforts to resolve such dispute among themselves, with or without mediation.

(b)                                 If the parties are unable to resolve such dispute among themselves, such dispute shall be submitted to binding arbitration in Houston, Texas, under the auspices of, and pursuant to the rules of, the American Arbitration Association’s Commercial Arbitration Rules as then in effect, or such other procedures as the parties may agree to at the time, before a tribunal of three (3) arbitrators.  If the dispute is between or among the Executive and the Employer, one of such arbitrators shall be selected by the Executive, one of such arbitrators shall be selected by the Employer, and the third of which shall be selected by the two (2) arbitrators so selected.  Any award issued as a result of such arbitration shall be final and binding between the parties, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought.  A ruling by the arbitrators shall be non-appealable.  The parties agree to abide by and perform any award rendered by the arbitrators.  If the Executive or the Employer seeks enforcement of the terms of this Agreement or seeks enforcement of any award rendered by the arbitrators, then the prevailing party (designated by the arbitrators) to such proceeding(s) shall be entitled to recover its or his costs and expenses (including applicable travel expenses) from the non-prevailing party, in addition to any other relief to which it or he may be entitled.  If a dispute arises and one party fails or refuses to designate an arbitrator within thirty (30) days after receipt of a written notice that an arbitration proceeding is to be held, then the dispute shall be resolved solely by the arbitrator designated by the other party and such arbitration award shall be as binding as if three (3) arbitrators had participated in the arbitration proceeding.  The Executive or the Employer may cause an arbitration proceeding to commence by giving the other party(ies) notice in writing of such arbitration.  The Executive and the Employer covenant and agree to act as expeditiously as practicable in order to resolve all disputes by arbitration.  Notwithstanding anything in this Section 9.10 to the contrary, neither the Executive, nor the Employer shall be precluded from seeking court action in the event the action sought is either injunctive action, a restraining order or other equitable relief.  The arbitration proceeding shall be held in English.

(c)                                  Legal process in any action or proceeding referred to in Section 9.10(b) may be served on any party anywhere in the world.

(d)                                 Except as expressly provided herein and except for injunctions and other equitable remedies that are required in order to enforce this Agreement, no action may be brought in any court of law and EACH OF THE PARTIES WAIVES ANY RIGHTS THAT IT MAY HAVE TO BRING A CAUSE OF ACTION IN ANY COURT OR IN ANY PROCEEDING INVOLVING A JURY TO THE MAXIMUM EXTENT

PERMITTED BY LAW.  Each party acknowledges that it has been represented by legal counsel of its own choosing and has been advised of the intent, scope and effect of this Section 9.10 and has voluntarily entered into this Agreement and this Section 9.10.

9.11                           Section Headings; Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

9.12                           Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.13                           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

9.14                        WAIVER OF JURY TRIAL.  THE PARTIES HERETO HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT.

9.15                           Amendment and Restatement of Original Employment Agreement. The Executive, the Employer and TEAI agree that the Original Employment Agreement is hereby amended and restated in its entirety and, effective as of the Effective Date, (i) the Original Employment Agreement shall be of no further force and effect, and (ii) all rights and obligations the Executive, the Employer and TEAI may have had under the Original Employment Agreement shall be superseded by this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of January 1, 2009 and effective as of the Effective Date.

EMPLOYER:

RESACA EXPLOITATION, INC.

By:	/s/ Mary Lou Fry
Mary Lou Fry
Vice President, General Counsel and Secretary

EXECUTIVE:

/s/ Dennis Hammond
DENNIS HAMMOND

TEAI:

TORCH ENERGY ADVISORS INCORPORATED

By:	/s/ Chris Work
Chris Work
Vice President

Signature Page

Dennis Hammond Amended and Restated Employment Agreement